Exhibit 10.3

ALPHA NATURAL RESOURCES, INC.
2010 LONG-TERM INCENTIVE PLAN

PERFORMANCE-BASED INCENTIVE COMPENSATION AWARD AGREEMENT

This Performance-based Incentive Compensation Award Agreement set forth below (this “Agreement”) is dated as of the grant date (the “Grant Date”) set forth on Exhibit A and is between Alpha Natural Resources, Inc., a Delaware corporation (“Alpha”), and the Eligible Person to whom the Committee has made this Performance Grant (the “Award Recipient”).

Alpha has established its 2010 Long-Term Incentive Plan (the “Plan”) to advance the interests of Alpha and its stockholders by providing incentives to certain eligible persons who contribute significantly to the strategic and long-term performance objectives and growth of Alpha and any parent, subsidiary or affiliate of Alpha.  All capitalized terms not otherwise defined in this Agreement have the same meaning given such capitalized terms in the Plan.

Pursuant to the provisions of the Plan, the Committee or its Designated Administrator has full power and authority to direct the execution and delivery of this Agreement in the name and on behalf of Alpha, and has authorized the execution and delivery of this Agreement.

Agreement

The parties agree as follows:

Section 1.              Incentive Compensation Award.  Subject to and pursuant to all terms and conditions stated in this Agreement and in the Plan, as of the Grant Date, Alpha hereby makes a Performance Grant to the Award Recipient in the form of performance-based incentive compensation, payable in cash (the “Incentive Compensation”).  The amount of the Incentive Compensation covered by and subject to the terms of this Agreement is set forth on Exhibit A.

Section 2.              Performance Period.  The “Performance Period” means the performance period as set forth on Exhibit A.

Section 3.              Performance Measures.  Subject to the provisions of this Agreement, Alpha shall pay the Award Recipient the Incentive Compensation that is earned in accordance with the performance measures set forth on Exhibit A; provided, however, that the Committee may reduce the Incentive Compensation earned under this Award, but in no event may the Committee increase the Incentive Compensation earned under this Award beyond the performance levels achieved.

Section 4.              Delivery of Cash.  Except as otherwise provided in this Agreement and subject to satisfaction of the applicable tax withholding requirements set forth in Section 7, Alpha shall cause the Incentive Compensation earned and determined under Section 3 to be delivered to the Award Recipient in the first calendar year immediately following the end of the Performance Period on or before March 15th of such calendar year; provided, however, that: (i) except as provided below, no cash payment shall be delivered with respect to Incentive Compensation unless the Committee has certified in writing that the applicable performance

Performance-Based Incentive Compensation Award

Agreement for Employees (Grades 22-30)

goals set forth on Exhibit A and other material terms of this Agreement have been achieved; and (ii) the Company shall not deliver any cash payment with respect to Incentive Compensation if the Committee or Designated Administrator or other authorized agent determines, in its or his sole discretion, that the delivery of such payment would violate the terms of the Plan, this Agreement or applicable law.

Section 5.              Separation from Service.

(a)           Except as set forth in this Section 5 or as otherwise provided in a Company plan applicable to Award Recipient or any agreement between the Award Recipient and the Company, if (i) Award Recipient Separates from Service for any reason prior to the end of the Performance Period, or (ii) Award Recipient breaches the confidentiality covenant as described in Section 10, then effective at the close of business on the date the Award Recipient Separates from Service, or the date the Award Recipient breaches the confidentiality covenant as described in Section 10 hereof, as applicable, all of Award Recipient’s Incentive Compensation covered by this Agreement, whether earned or unearned, shall be automatically cancelled and forfeited in its entirety without any further obligation on the part of Alpha, such that Alpha shall not be obligated to make any payment to Award Recipient with respect to such cancelled and forfeited Incentive Compensation.

(b)           Unless otherwise provided in a Company plan applicable to Award Recipient or any agreement between the Award Recipient and the Company, if during the Performance Period (i) the Award Recipient Separates from Service as a result of Award Recipient’s Permanent Disability (as defined below) or death, (ii) the Award Recipient experiences an involuntary Separation from Service by the Company other than for Cause (as defined below), or (iii) the Award Recipient Separates from Service as a result of Award Recipient’s Retirement (as defined below), the Award Recipient shall be entitled to receive a prorated portion of the Incentive Compensation to the extent earned pursuant to Section 3 above, determined at the end of the Performance Period and based on the ratio of the number of complete months the Award Recipient is employed or serves during the Performance Period to the total number of months in the Performance Period.  Any Incentive Compensation to which Award Recipient becomes entitled to receive pursuant to the preceding sentence will be paid to Award Recipient in accordance with the provisions of Section 4 of the Agreement; provided, that any payments due on the Award Recipient’s death shall be paid to the Award Recipient’s estate.

(c)           Unless otherwise provided in a Company plan applicable to Award Recipient or any agreement between the Award Recipient and the Company, in the event that a Change of Control (as defined below) occurs prior to the end of the Performance Period and the Award Recipient experiences an involuntary Separation from Service by the Company other than for Cause (i) within the 90-day period immediately preceding a Change of Control, or (ii) prior to the end of the Performance Period and on or within the one (1) year period following such Change of Control, the Incentive Compensation that has not been previously cancelled and forfeited shall become fully vested and payable at the target award level (and the Performance Period shall thereafter be deemed to have terminated).  Any Incentive Compensation to which Award Recipient becomes entitled to receive pursuant to the preceding sentence will be paid to Award Recipient contemporaneous with the consummation of the Change of Control or, if later, on or before the sixtieth (60th) day following the Award Recipient’s Separation from Service

(but, in each case, within the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4)).

(d)           For purposes of this Agreement and unless otherwise defined in a Company plan applicable to Award Recipient or an agreement between the Award Recipient and the Company, if any, the following terms shall have the following meanings: (i) a “Change of Control” shall mean (A) any merger, consolidation or business combination in which the stockholders of Alpha immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (B) the sale of all or substantially all of the Company’s assets in a single transaction or a series of related transactions, (C) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding Common Shares of Alpha by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), (D) the stockholders of Alpha approve any plan for the dissolution or liquidation of Alpha, or (E) a contested election of directors, as a result of which or in connection with which the persons who were directors of Alpha before such election or their nominees cease to constitute a majority of the Board; (ii) the term “Permanent Disability” shall mean the Award Recipient’s physical or mental incapacity to perform his or her usual duties with such condition likely to remain continuously and permanently as determined by the Company; (iii) the term “Cause” shall mean “Employer Cause” as set forth in any employment agreement between the Award Recipient and the Company or, in the absence of such an agreement, “Cause” as defined by the Company’s employment policies in effect at the time of Separation from Service; (iv) the term “Retirement” shall mean (A) the date the Award Recipient reaches the age of 62 with ten (10) Years of Service, (B) the date the Award Recipient reaches the age of 65, or (C) a combination of age and Years of Service which equals 80 (for example, an Award Recipient who reaches the age of 50 with thirty (30) Years of Service); and (v) the term “Years of Service” shall mean the aggregate annual periods of continuous employment or other service with the Company measured from the Award Recipient’s date of hire (or re-hire) and ending on the date the Award Recipient Separates from Service, including employment or other service with any affiliates or subsidiaries which become such after the Grant Date, including any predecessors and any other entities for this purpose as approved by the Committee (or its delegatee(s)), and provided that an absence or leave approved by the Company, to the extent permitted by applicable provisions of the Code, shall not be considered an interruption of employment or performance of services for any purpose under this Agreement.  Whether an Award Recipient has experienced a Separation from Service will be determined based on all of the facts and circumstances in accordance with the guidance issued under Section 409A and, to the extent not inconsistent therewith, the terms of the Plan.

Section 6.              Clawback/Recoupment.

(a)           The Committee may, to the extent permitted by governing law, require reimbursement of any payment of Incentive Compensation received in settlement of this Award if the Award Recipient is an employee of pay grade 22 or higher as of the Grant Date where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements filed with the Securities and Exchange Commission, which restatement occurs no more than three years from the date of settlement of this Award, where the Committee reasonably determines that any employee engaged in intentional misconduct that caused or partially caused the need for the restatement, and a lower payment would have been made to the Award Recipient based upon the restated financial results; provided, however, that the Committee reserves the discretion to determine that any Award Recipient shall not be subject to this provision; or (ii) the Award Recipient engaged in ethical misconduct in violation of the Company’s Code of Business Ethics, which the Committee reasonably determines caused material business or reputational harm to the Company.

(b)           If the Committee reasonably determines that any payment of Incentive Compensation received in settlement of this Award should be reimbursed under subsections (a)(i) or (a)(ii), then the following shall apply: (i) in the event reimbursement is required under subsection (a)(i), the Award Recipient shall be required to reimburse the Company in an amount equal to the dollar value of the Incentive Compensation the Award Recipient received in excess of what the Award Recipient would have received on such date had the payment been based upon such restated financial results; or (ii) in the event reimbursement is required under subsection (a)(ii), the Award Recipient shall be required to promptly reimburse the Company in an amount the Committee reasonably determines to be appropriate, which could equal the full value of the Incentive Compensation the Award Recipient received during such three-year period.  Notwithstanding the foregoing, the Company shall not be required to make any additional payment in the event that the restated financial results would have resulted in a greater amount upon payment of the Award to the Award Recipient.

(c)           In the event the Award Recipient is obligated to reimburse the Company for amounts under subsections (b)(i) or (b)(ii), the Company may, at its sole election: (i) require the Award Recipient to pay the amount in a lump sum within 30 days of such determination; (ii) deduct the amount from any other compensation owed to the Award Recipient (as a condition to receiving the performance-based compensation under this Award, the Award Recipient agrees to permit the deduction provided for by this subsection); or (iii) a combination of subsections (c)(i) and (c)(ii).

(d)           By accepting this Award, the Award Recipient agrees that timely payment to the Company as set forth in this Section 6 is reasonable and necessary, and that timely payment to the Company as set forth in this Section 6 is not a penalty, and it does not preclude the Company from seeking all other remedies that may be available to the Company.  The Award Recipient further acknowledges and agrees that the Award Recipient’s Incentive Compensation shall be cancelled and forfeited without payment by the Company if the Committee reasonably determines that the Award Recipient has engaged in the conduct specified under subsection (a).

Section 7.              Income Taxes.  The Award Recipient acknowledges that any income for federal, state or local income tax purposes that the Award Recipient is required to recognize on account of the payment of Incentive Compensation to the Award Recipient shall be subject to withholding of tax by the Company.  In accordance with administrative procedures established by the Company, the Award Recipient may elect to satisfy his or her minimum statutory withholding tax obligations, if any, on account of the settlement of this Award in one or a combination of the following methods: in cash or separate check made payable to the Company or by authorizing the Company to withhold from the payment to be made to the Award Recipient hereunder a sufficient amount equal to the applicable minimum statutory withholding tax obligation.  In the event the Award Recipient does not make such payment when requested, the Company may refuse to make any payments required under this Agreement or any other incentive plan agreement entered into by the Award Recipient and the Company until such payment has been made or arrangements for such payment satisfactory to the Company have been made.

Section 8.              Rights to Continued Employment.  Neither the Plan nor this Agreement shall be deemed to give the Award Recipient any right to continue to be employed by, or provide services to, the Company, nor shall the Plan or the Agreement be deemed to limit in any way the Company’s right to terminate the employment or services of the Award Recipient at any time.

Section 9.              Further Assistance.  The Award Recipient will provide assistance reasonably requested by the Company in connection with actions taken by the Award Recipient while employed by the Company, including, but not limited to, assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which the Award Recipient was employed by the Company.

Section 10.            Confidentiality.  The Award Recipient acknowledges that the business of the Company is highly competitive and that the Company’s strategies, methods, books, records, and documents, technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company uses in its business to obtain a competitive advantage over competitors.  The Award Recipient further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position.  The Award Recipient acknowledges that by reason of the Award Recipient’s duties to and association with the Company, the Award Recipient has had and will have access to and has and will become informed of confidential business information which is a competitive asset of the Company.  The Award Recipient hereby agrees that the Award Recipient will not, at any time during or after employment, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except in the carrying out of employment responsibilities.  The Award Recipient shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft.  Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder).  The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which the Award Recipient’s legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that the Award Recipient shall, to the extent practicable and lawful in any such events, give prior notice to the Company of the Award Recipient’s intent to disclose any such confidential business information in such context so as to allow the Company an opportunity (which the Award Recipient will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.  Any information not specifically related to the Company would not be considered confidential to the

Company.  In addition to any other remedy available at law or in equity, in the event of any breach by the Award Recipient of the provisions of this Section 10 which is not waived in writing by the Company, all vesting of the Incentive Compensation shall cease effective upon the occurrence of the actions or inactions by the Award Recipient constituting a breach by the Award Recipient of the provisions of this Section 10.

Section 11.            Binding Effect; No Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Company and the Award Recipient and their respective heirs, representatives, successors and permitted assigns.  This Agreement shall not confer any rights or remedies upon any person other than the Company and the Award Recipient and their respective heirs, representatives, successors and permitted assigns.  The parties agree that this Agreement shall survive the payment of the Incentive Compensation.

Section 12.            Agreement to Abide by Plan; Conflict between Plan and Agreement.  The Plan is hereby incorporated by reference into this Agreement and is made a part hereof as though fully set forth in this Agreement.  The Award Recipient, by execution of this Agreement, (i) represents that he or she is familiar with the terms and provisions of the Plan, and (ii) agrees to abide by all of the terms and conditions of this Agreement and the Plan.  The Award Recipient accepts as binding, conclusive and final all decisions or interpretations of the Committee or the Designated Administrator of the Plan upon any question arising under the Plan and this Agreement (including, without limitation, the date of the Award Recipient’s Separation from Service).  In the event of any conflict between the Plan and this Agreement, the Plan shall control and this Agreement shall be deemed to be modified accordingly, except to the extent that the Plan gives the Committee or the Designated Administrator the express authority to vary the terms of the Plan by means of this Agreement, in which case, this Agreement shall govern.

Section 13.            Entire Agreement.  Except as otherwise provided herein, in any Company plan applicable to the Award Recipient, or in any other agreement between the Award Recipient and the Company, this Agreement and the Plan, each of which the Award Recipient has reviewed and accepted in connection with the grant of the Incentive Compensation reflected by this Agreement, constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.

Section 14.            Choice of Law.  To the extent not superseded by federal law, the laws of the state of Delaware (without regard to the conflicts laws of Delaware) shall control in all matters relating to this Agreement and any action relating to this Agreement must be brought in State and Federal Courts located in the Commonwealth of Virginia.

Section 15.            Notice.  All notices, requests, demands, claims, and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient and, if to Alpha, at its address provided in Section 18, and, if to the Award Recipient, the Award Recipient’s most recent address set forth in the Company’s records.  Either party to this Agreement may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Either party to this Agreement may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this section.

Section 16.            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 17.            Amendments.  This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan.  Notwithstanding, Alpha may, in its sole discretion and subject to the terms of the Plan, modify or amend the terms of this Agreement, impose conditions on the timing and effectiveness of the payment of the Incentive Compensation, or take any other action it deems necessary or advisable, to cause this Award to be excepted from Section 409A of the Code (or to comply therewith to the extent Alpha determines it is not excepted).

Section 18.            Acknowledgements.

(a)           By accepting this Award of Incentive Compensation, the Award Recipient acknowledges receipt of a copy of the Plan, and the prospectus relating to this Award of Incentive Compensation, and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan, as in effect and/or amended from time to time.

(b)           The Plan and related documents, which may include but do not necessarily include the Plan prospectus, this Agreement and financial reports of the Company, may be delivered to you electronically.  Such means of delivery may include but do not necessarily include the delivery of a link to a Company intranet site or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or CD-ROM or such other delivery determined at the Designated Administrator’s discretion.  Both Internet Email and the World Wide Web are required in order to access documents electronically.

(c)           This Award is intended to be excepted from coverage under Section 409A of the Code and the regulations promulgated thereunder and shall be interpreted and construed accordingly.  Notwithstanding, the Award Recipient recognizes and acknowledges that Section 409A of the Code may impose upon the Award Recipient certain taxes or interest charges for which the Award Recipient is and shall remain solely responsible.

(d)           The Award Recipient acknowledges that, by receipt of this Award, the Award Recipient has read this Section 18 and consents to the electronic delivery of the Plan and related documents, as described in this Section 18.  The Award Recipient acknowledges that the Award Recipient may receive from the Company a paper copy of any documents delivered electronically at no cost if the Award Recipient contacts the Director-Compensation Systems of the Company by telephone at (276) 619-4410 or by mail to One Alpha Place, P.O. Box 16429,

Bristol, VA 24209.  The Award Recipient further acknowledges that the Award Recipient will be provided with a paper copy of any documents delivered electronically if electronic delivery fails.

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of this                     , 201  .

ALPHA NATURAL RESOURCES, INC.

By
Name:
Title:

Address:

Alpha Natural Resources, Inc.

One Alpha Place

P.O. Box 16429

Bristol, VA 24209

Attn: Director-Compensation Systems

AWARD RECIPIENT

EXHIBIT A

Name of Award Recipient:

Grant Date:

Performance Period:

Potential Amount to be Earned under Incentive Compensation Award Based on Performance Relative to “Performance Measures” Set Forth Below:

Performance Measures: